Exhibit 99.1

Airgas Reports Fiscal 2014 Second Quarter Earnings

  Diluted EPS of $1.27, up 23% over prior year; adjusted diluted EPS* of $1.25, up 19% over prior year
  Operating margin of 13.2%, up 140 basis points over prior year operating margin and up 120 basis points over prior year adjusted operating margin*
  Organic sales up 2% over prior year, including the benefit of one additional selling day
  Year-to-date free cash flow* of $238 million, up 96% over prior year
  Revised fiscal year 2014 diluted EPS guidance to a range of $4.79 to $4.94, representing 10% to 14% year-over-year growth, and adjusted diluted EPS* guidance to a range of $4.85 to $5.00, representing 11% to 15% year-over-year growth

RADNOR, Pa.--(BUSINESS WIRE)--October 23, 2013--Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today reported sales and earnings results for its second quarter ended September 30, 2013, which reflected the realization of SAP-related benefits as planned, despite sluggish business conditions and continued economic uncertainty. Results for the quarter also reflected the favorable impact of one additional selling day compared to the prior year and the benefit from a change in a state income tax law.

“Our earnings results for the quarter were solidly at the midpoint of our guidance range; however, sales volumes were challenged to a greater degree than expected. Customer activity levels softened during the back half of September, which is normally a time when activity picks up meaningfully,” said Airgas President and Chief Executive Officer Michael L. Molinini. “The degree to which the federal government shutdown may have affected our customers is difficult to gauge, but it can only have had a negative impact on business confidence and spending, particularly for our smaller customers. Although we are frustrated by the current economic environment and near-term uncertainty, we will continue to focus on the growth drivers that we can control and are ready to capitalize when sustained growth in the industrial economy resumes.”

	Second Quarter
	FY2014	FY2013	% Change
Earnings per diluted share (GAAP)	$1.27	$1.03	23%
Restructuring and other special charges	-	0.02
State income tax benefit **	(0.02)	-
Adjusted earnings per diluted share (non-GAAP)	$1.25	$1.05	19%

** The Company’s adjusted effective tax rate*, which excludes the $0.02 per diluted share benefit to the Company’s income taxes resulting from a change in state income tax law, was 37.5% for the current quarter. Refer to footnote (e) for additional details.

Second quarter earnings per diluted share were $1.27, up 23% over prior year, and adjusted earnings per diluted share* were $1.25, up 19% over prior year. Results included SAP-related benefits, net of implementation costs and depreciation expense, of $0.11 per diluted share in the current year quarter compared to $0.09 of expense in the prior year quarter.

Second quarter sales were $1.28 billion, an increase of 4% over the prior year. Organic sales in the quarter were up 2% over the prior year, with gas and rent up 4% and hardgoods down 2%. Both total and organic sales growth in the quarter included approximately 1% from the benefit of one additional selling day compared to the prior year. Acquisitions contributed sales growth of 2% in the quarter.

“Selling, distribution, and administrative expenses increased by about 4% over the prior year, with operating costs associated with acquired businesses and rising health insurance costs together representing more than 2% of the increase,” said Molinini. “The favorable impact of the reduction in SAP implementation costs compared to prior year was substantially offset by expenses associated with the expansion of our telesales business through Airgas Total Access, our strategic pricing initiative, and other strategic growth initiatives.”

Operating margin was 13.2%, up 140 basis points over prior year operating margin of 11.8% and up 120 basis points compared to prior year adjusted operating margin* of 12.0%, which excluded prior year restructuring and other special charges.

“There were a number of factors that contributed to the increase in our operating margin this quarter, including the combination of a reduction in SAP implementation costs compared to the prior year and the achievement of SAP-related benefits as planned during the quarter. The impact of one additional selling day compared to the prior year, the sales mix shift toward gas and rent, and steps taken to help alleviate the impact of rising costs in the quarter also contributed to the expansion of our operating margin,” Molinini added. “Refrigerants again challenged margins this quarter as R-22 prices continued to be pressured following the EPA’s unexpected ruling in late March to allow for an increase in the production of R-22 this year.”

Year-to-date free cash flow* was $238 million, up 96% over the prior year, and adjusted cash from operations* was $397 million, up 43% over the prior year. The increase in cash flows was primarily driven by the lower required investment in working capital in the current year compared to the prior year.

Return on capital* was 12.4% for the twelve months ended September 30, 2013, a decrease of 10 basis points from the prior year and an increase of 30 basis points from the twelve months ended June 30, 2013.

Since the beginning of its fiscal year, the Company has acquired five businesses with aggregate annual sales of approximately $12 million. Additionally, on October 7, 2013, the Company announced that it had reached a definitive agreement to acquire the assets and operations of The Encompass Gas Group, Inc., headquartered in Rockford, IL. With eleven locations and more than 130 employees in Illinois, Wisconsin, and Iowa, Encompass is one of the largest privately-owned suppliers of industrial, medical, and specialty gases and related hardgoods in the U.S., generating approximately $55 million in annual sales in 2012. The transaction is expected to close on November 1, 2013, subject to regulatory approval and satisfaction of other customary closing conditions.

Revised Guidance

“As the generally lower levels of activity have continued into October and near-term uncertainty persists, we are taking a cautious view of the remainder of the year. Our revised fiscal 2014 earnings guidance assumes volumes will follow a normal seasonal pattern during the back half of the year relative to current levels, with softness around the holidays and strengthening in February and March. We will also continue to focus on effective management of expenses, cognizant of the balance between the needs for short-term cost containment and investing to position Airgas for long-term growth,” said Airgas Executive Chairman Peter McCausland. “While we're not seeing sustained broad-based economic improvement yet, we are starting to see encouraging signs for growth in non-residential construction next year, as order flow has begun for a couple of upcoming projects and a number of the rumored large projects have moved into the planning and permitting phases. We also remain optimistic about the long-term prospects for the U.S. manufacturing and energy industries, as structural drivers like the abundant supply of low-cost energy, increasing shipping costs from overseas, and the protection of intellectual property should favor the U.S. for years to come. Airgas is well-positioned to leverage our unique value proposition and unrivaled platform as a leader in our industry to capitalize on the opportunities that lie ahead of us. The growth investments we continue to make, including in our Airgas Total Access telesales and our e-Business programs, will only serve to enhance our position when the economy improves.”

For the third quarter of fiscal year 2014, the Company expects earnings per diluted share, including an $0.08 loss on the early extinguishment of debt, in the range of $1.07 to $1.12, reflecting an increase of 2% to 7% over prior year earnings per diluted share of $1.05. The Company expects adjusted earnings per diluted share* for the third quarter of $1.15 to $1.20, an increase of 11% to 15% over prior year adjusted earnings per diluted share* of $1.04. Guidance for both earnings per diluted share and adjusted earnings per diluted share assumes a year-over-year organic sales growth rate in the low single digits, and includes an estimated year-over-year increase of approximately $0.17 related to the SAP initiative, reflecting an estimated $0.14 of net benefit in the fiscal 2014 third quarter compared to $0.03 of net expense in the fiscal 2013 third quarter. Guidance also reflects year-over-year negative impacts to earnings per diluted share related to variable compensation reset following a below-budget year and a challenging and unpredictable refrigerants market, and year-over-year benefits to earnings per diluted share related to the Company’s fiscal 2013 share repurchase program.

For the full fiscal year 2014, the Company expects earnings per diluted share, including an $0.08 loss on the early extinguishment of debt and a $0.02 benefit from a change in a state income tax law, in the range of $4.79 to $4.94, reflecting an increase of 10% to 14% over the prior year. The Company expects adjusted earnings per diluted share* of $4.85 to $5.00, an increase of 11% to 15% over the prior year. Both earnings per diluted share and adjusted earnings per diluted share* were $4.35 in the prior year. Fiscal 2014 guidance for both earnings per diluted share and adjusted earnings per diluted share assumes a year-over-year organic sales growth rate in the low single digits, and includes an estimated year-over-year increase of approximately $0.65 related to the SAP initiative, reflecting an estimated $0.47 of net benefit in fiscal 2014 compared to $0.18 of net expense in fiscal 2013. Guidance also reflects year-over-year negative impacts to earnings per diluted share related to variable compensation reset following a below-budget year and a challenging and unpredictable refrigerants market, and year-over-year benefits to earnings per diluted share related to the Company’s fiscal 2013 share repurchase program, one additional selling day in fiscal 2014, and the incremental contribution from acquisitions closed to-date.

The Company’s previous fiscal 2014 guidance range for both earnings per diluted share and adjusted earnings per diluted share* was $5.00 to $5.15, an increase of 15% to 18% over the prior year. The guidance revision primarily reflects a reduction in the Company’s year-over-year organic sales growth rate assumptions.

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Wednesday, October 23. The teleconference will be available by calling (877) 440-5791 (U.S./Canada) or (719) 325-4746 (International). The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on demand webcast of the teleconference) are available in the “Investor Relations” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through November 21 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through October 30. To listen, call (888) 203-1112 (U.S./Canada) or (719) 457-0820 (International) and enter passcode 1855721.

Note that the Company has changed its reference to sales adjusted for the impact of acquisitions and divestitures from “same-store sales” to “organic sales.” Growth rates presented in prior periods and the underlying calculation have not been materially affected by this change.

* See attached reconciliations and computations of non-GAAP adjusted earnings per diluted share, adjusted effective tax rate, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 15,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: our expectations for fiscal 2014 third quarter and full fiscal year 2014 earnings per diluted share and adjusted earnings per diluted share; the Company’s intent to focus on the management of expenses and to continue to make growth investments; and the expectation that the acquisition of The Encompass Gas Group will close on November 1, 2013. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: supply shortages of certain gases including the continued or increased disruption in our helium supply chain; impacts of the EPA ruling related to the production of R-22; the pace and manner of U.S. compliance with the Montreal Protocol; adverse changes in customer buying patterns resulting from continuing adverse economic conditions; weakening in the operating and financial performance of our customers, which could negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; the impact of operating costs associated with acquired businesses; higher than expected expenses associated with the expansion of our telesales business, our strategic pricing initiatives and other strategic growth initiatives; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses at a faster rate than our ability to increase price eroding planned cost savings; changes in customer demand resulting in the inability to meet minimum product purchases under long-term supply agreements and the inability to negotiate alternative supply arrangements; receiving regulatory approval, the satisfaction of other customary closing conditions, and closing of the acquisition of The Encompass Gas Group, Inc.; the successful combination of the associates and customers of Encompass and Airgas; higher than expected implementation costs of the SAP system; conversion or implementation problems related to the SAP system that disrupt our business and negatively impact customer relationships; our ability to achieve anticipated benefits enabled by our conversion to the SAP system; higher than expected costs related to our Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; the extent and duration of current economic trends in the U.S.; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2013 Form 10-K, subsequent Form 10-Q, and other Forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations and computations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$1,281,970	$1,229,610	$2,561,861	$2,486,866

Costs and expenses:
Cost of products sold
(excluding depreciation) (a)	563,012	556,521	1,138,555	1,129,882
Selling, distribution and
administrative expenses (a) (b)	474,455	454,093	947,930	909,601
Restructuring and
other special charges (c)	-	2,443	-	8,155
Depreciation	68,487	64,649	135,517	129,016
Amortization	7,247	6,718	14,476	13,336
Total costs and expenses	1,113,201	1,084,424	2,236,478	2,189,990

Operating income	168,769	145,186	325,383	296,876

Interest expense, net	(20,665)	(15,880)	(41,459)	(31,630)
Other income, net (d)	1,474	1,161	1,587	9,524

Earnings before income taxes	149,578	130,467	285,511	274,770

Income taxes (e)	(54,596)	(49,447)	(105,843)	(102,952)

Net earnings	$94,982	$81,020	$179,668	$171,818

Net earnings per common share:

Basic earnings per share	$1.29	$1.05	$2.45	$2.23

Diluted earnings per share	$1.27	$1.03	$2.41	$2.18

Weighted average shares outstanding:
Basic	73,507	77,078	73,372	76,973
Diluted	74,815	78,892	74,676	78,860

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)
	September 30,	March 31,
	2013	2013

ASSETS
Cash	$111,265	$86,386
Trade receivables, net	701,770	710,740
Inventories, net	467,123	474,821
Deferred income tax asset, net	56,595	53,562
Prepaid expenses and other current assets	108,584	138,321
TOTAL CURRENT ASSETS	1,445,337	1,463,830

Plant and equipment, net	2,717,554	2,686,305
Goodwill	1,201,763	1,195,613
Other intangible assets, net	217,866	226,824
Other non-current assets	43,929	45,653
TOTAL ASSETS	$5,626,449	$5,618,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$171,533	$183,258
Accrued expenses and other current liabilities	337,474	374,883
Current portion of long-term debt (f)	915,890	303,573
TOTAL CURRENT LIABILITIES	1,424,897	861,714

Long-term debt, excluding current portion (g)	1,576,604	2,304,245
Deferred income tax liability, net	831,522	825,612
Other non-current liabilities	89,378	89,671

Stockholders’ equity	1,704,048	1,536,983
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,626,449	$5,618,225

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$179,668	$171,818
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	135,517	129,016
Amortization	14,476	13,336
Impairment (c)	-	1,729
Deferred income taxes	3,183	1,560
Gain on sales of plant and equipment	(828)	(99)
Gain on sale of businesses (d)	-	(6,822)
Stock-based compensation expense	19,965	18,192

Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Trade receivables, net	9,632	(34,147)
Inventories, net	8,424	(29,976)
Prepaid expenses and other current assets	6,913	(10,538)
Accounts payable, trade	(13,948)	(5,220)
Accrued expenses and other current liabilities	18,766	16,625
Other, net	(574)	(1,525)
Net cash provided by operating activities	381,194	263,949

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(168,483)	(162,199)
Proceeds from sales of plant, equipment and businesses	7,292	20,201
Business acquisitions and holdback settlements	(15,745)	(18,652)
Other, net	(1,869)	(842)
Net cash used in investing activities	(178,805)	(161,492)

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in short-term debt	-	(59,121)
Proceeds from borrowings of long-term debt	4,666	7,677
Repayment of long-term debt	(119,863)	(17,378)
Purchase of treasury stock (h)	(8,127)	-
Proceeds from the exercise of stock options	22,946	13,860
Stock issued for the Employee Stock Purchase Plan	8,797	8,512
Excess tax benefit realized from the exercise of stock options	6,568	4,927
Dividends paid to stockholders	(70,505)	(61,634)
Change in cash overdraft and other	(21,992)	3,904
Net cash used in financing activities	(177,510)	(99,253)

Change in cash	$24,879	$3,204
Cash – Beginning of period	86,386	44,663
Cash – End of period	$111,265	$47,867

See attached Notes.

Notes:

a)	Certain reclassifications were made to the Consolidated Statements of Earnings for the prior year periods, as well as the related notes, to conform to the current year presentation. The Company reclassified $4.2 million and $8.8 million out of selling, distribution and administrative expenses into cost of products sold (excluding depreciation) for the three and six months ended September 30, 2012, respectively. Consolidated operating income and net earnings for the prior year periods were not impacted by the reclassifications.

b)	Included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $1.7 million and $8.6 million for the three months ended September 30, 2013 and 2012, respectively. SAP implementation costs of $4.4 million and $18.6 million were included in the consolidated results for the six months ended September 30, 2013 and 2012, respectively. While the Company has successfully converted its Safety telesales and hardgoods infrastructure businesses, as well as all of its regional distribution businesses, to the SAP platform, the Company continues to incur some post-conversion support and training expenses related to the implementation of the new system.

c)	In May 2011, the Company announced the alignment of its then twelve regional distribution companies into four new divisions, and the consolidation of its regional company accounting and certain administrative functions into four newly created Business Support Centers. During the three and six months ended September 30, 2012, the Company recorded restructuring and other related costs of $2.4 million and $6.4 million, respectively, primarily related to transition staffing and legal and other costs associated with the realignment. Also in June 2012, the Company re-evaluated the economic viability of a small hospital piping construction business and as a result of an impairment analysis performed on the assets at the associated reporting unit, the Company recorded a charge of $1.7 million related to certain of the intangible assets associated with this business for the three months ended June 30, 2012. Total restructuring and other special charges for the three and six months ended September 30, 2012 were $2.4 million and $8.2 million, respectively.

d)	On June 1, 2012, the Company divested the assets and operations of five branch locations in western Canada. The Company realized a gain on the sale of $6.8 million ($5.5 million after tax) recorded in other income, net, in its Consolidated Statement of Earnings. The operations were included in the Distribution business segment and contributed net sales that were not material to the Company’s Consolidated Statements of Earnings.

e)	During the current quarter, the Company recognized a $1.5 million ($0.02 per diluted share) tax benefit related to a change in a state income tax law, allowing the Company to utilize additional net operating loss carryforwards. The Company’s adjusted effective tax rate*, which excludes the $0.02 per diluted share benefit to the Company’s income taxes, was 37.5% for the current quarter and 37.6% for the six months ended September 30, 2013.

f)	In September 2013, the Company’s $400 million 4.5% Senior Notes maturing September 2014 (the “2014 Notes”) were reclassified to the “Current portion of long-term debt” line item of the Company’s Consolidated Balance Sheet. On August 27, 2013, the Company announced it had elected to redeem all $215 million of its remaining outstanding 7.125% Senior Subordinated Notes maturing in October 2018 (the “2018 Notes”). The 2018 Notes were redeemed in full on October 2, 2013 (“the redemption date”), at a price of 103.563%. At September 30, 2013, the 2018 Notes were reported in the “Current portion of long-term debt” line item of the Company’s Consolidated Balance Sheet. A loss on the early extinguishment of debt of $9.1 million (approximately $6 million after tax, or approximately $0.08 per diluted share) related to the redemption premium and the write-off of unamortized debt issuance costs will be recognized in the Company’s fiscal third quarter ending December 31, 2013. The election to exercise the redemption provision of the 2018 Notes accelerated the maturity date of the notes to the redemption date. In addition to the 2014 and 2018 Notes, the Company’s $300 million 2.85% Senior Notes maturing October 2013 (the “2013 Notes”) were reported in the “Current portion of long-term debt” line item of the Company’s Consolidated Balance Sheet at September 30, 2013. During the first week of October 2013, the Company made its final payments on the 2013 and 2018 Notes and financed these requirements with the proceeds of commercial paper issuances, excess cash and utilization under its accounts receivable securitization facility.

g)	The Company’s Credit Facility matures on July 19, 2016. At September 30, 2013, approximately $657 million was available to the Company under the Credit Facility, and the Company had additional borrowing capacity of $118 million under its accounts receivable securitization agreement, for a total borrowing capacity under these facilities of $775 million. Principal, interest, and premium on the redemption of the 2018 Notes and principal and interest on the 2013 Notes paid in the first week of October 2013 was $535 million.

h)	On October 23, 2012, the Company announced a $600 million share repurchase program. During the six months ended March 31, 2013, the Company completed the program, repurchasing 6.29 million shares on the open market at an average price of $95.37. The final repurchase under the program, however, settled subsequent to the fiscal 2013 year end, resulting in a cash outflow of $8.1 million related to the repurchase program in fiscal 2014.

i)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Amounts in the “Eliminations and Other” column below reported for net sales and cost of products sold (excluding depreciation) represent the elimination of intercompany sales and associated gross margin on sales from the Company’s All Other Operations business segment to the Distribution business segment. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system under selling, distribution and administrative expenses in the “Eliminations and Other” column below. Additionally, the Company’s restructuring and other special charges are not allocated to the Company’s business segments. These costs are also reflected in the “Eliminations and Other” column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	September 30, 2013				September 30, 2012
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$681,389	$149,313	$(7,916)	$822,786	$632,598	$154,094	$(9,129)	$777,563
Hardgoods	458,187	997	-	459,184	450,293	1,756	(2)	452,047
Total net sales	1,139,576	150,310	(7,916)	1,281,970	1,082,891	155,850	(9,131)	1,229,610

Cost of products
sold (excluding
depreciation)	491,660	79,268	(7,916)	563,012	483,160	82,492	(9,131)	556,521
Selling,
distribution and
administrative
expenses	427,351	45,412	1,692	474,455	400,966	44,509	8,618	454,093
Restructuring and
other special
charges	-	-	-	-	-	-	2,443	2,443
Depreciation	62,865	5,622	-	68,487	59,291	5,358	-	64,649
Amortization	6,193	1,054	-	7,247	5,420	1,298	-	6,718
Operating income	$151,507	$18,954	$(1,692)	$168,769	$134,054	$22,193	$(11,061)	$145,186

	(Unaudited)				(Unaudited)
	Six Months Ended				Six Months Ended
	September 30, 2013				September 30, 2012
(In thousands)	Dist.	All Other Ops.	Elim. & Other	Total	Dist.	All Other Ops.	Elim. & Other	Total
Gas and rent	$1,353,875	$295,180	$(16,377)	$1,632,678	$1,271,208	$306,219	$(18,308)	$1,559,119
Hardgoods	926,785	2,400	(2)	929,183	924,284	3,466	(3)	927,747
Total net sales	2,280,660	297,580	(16,379)	2,561,861	2,195,492	309,685	(18,311)	2,486,866

Cost of products
sold (excluding
depreciation)	996,787	158,147	(16,379)	1,138,555	988,396	159,797	(18,311)	1,129,882
Selling,
distribution and
administrative
expenses	854,582	88,952	4,396	947,930	805,162	85,883	18,556	909,601
Restructuring and
other special
charges	-	-	-	-	-	-	8,155	8,155
Depreciation	124,529	10,988	-	135,517	118,387	10,629	-	129,016
Amortization	12,255	2,221	-	14,476	10,787	2,549	-	13,336
Operating income	$292,507	$37,272	$(4,396)	$325,383	$272,760	$50,827	$(26,711)	$296,876

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations of adjusted earnings per diluted share and earnings guidance:
	Three Months Ended
	September 30,
	2013	2012
Earnings per diluted share	$1.27	$1.03
Restructuring and other special charges	-	0.02
State income tax benefit	(0.02)	-
Adjusted earnings per diluted share	$1.25	$1.05
	Three	(Guidance Range)			(Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	December 31, 2013		Ended	March 31, 2014
	Dec. 31,			Mar. 31,
	2012	Low	High	2013	Low	High

Earnings per diluted share	$1.05	$1.07	$1.12	$4.35	$4.79	$4.94

Adjustments to earnings per diluted share:
Restructuring and
other special charges (benefits), net	(0.01)	-	-	0.07	-	-
Gain on sale of businesses	-	-	-	(0.07)	-	-
State income tax benefit	-	-	-	-	(0.02)	(0.02)
Loss on the extinguishment of debt	-	0.08	0.08	-	0.08	0.08

Adjusted earnings per diluted share	$1.04	$1.15	$1.20	$4.35	$4.85	$5.00
Year-over-year change		11%	15%		11%	15%

The Company believes its adjusted earnings per diluted share financial measure provides investors meaningful insight into its earnings performance without the impact of net Business Support Center restructuring and other special charges, the gain on the sale of businesses, the benefit from the change in a state income tax law, and the loss on the extinguishment of debt. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted earnings per diluted share financial measure may be different from the adjusted earnings per diluted share financial measures provided by other companies.

Adjusted Effective Tax Rate

Reconciliations of adjusted effective tax rate:
	Three Months Ended	Six Months Ended
	September 30,	September 30,
(In thousands)	2013	2013

Income taxes	$54,596	$105,843
Adjustments to income taxes:
Change in state income tax law	1,493	1,493
Adjusted income taxes	$56,089	$107,336

Earnings before income taxes	$149,578	$285,511

Effective tax rate	36.5%	37.1%

Adjusted effective tax rate	37.5%	37.6%

The Company believes its adjusted effective tax rate financial measures helps investors assess its effective tax rate without the impact of a benefit related to a change in a state income law. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted effective tax rate financial measure may be different from the adjusted effective tax rate financial measures provided by other companies.

Adjusted Operating Income and Adjusted Operating Margin

Reconciliations of adjusted operating income and adjusted operating margin:

	Three Months Ended
	September 30,
(In thousands)	2013	2012

Net sales	$1,281,970	$1,229,610

Operating income	$168,769	$145,186

Operating margin	13.2%	11.8%

Adjustments to operating income:
Restructuring and other special charges	-	2,443
Adjusted operating income	$168,769	$147,629

Adjusted operating margin	13.2%	12.0%

The Company believes its adjusted operating income and adjusted operating margin financial measures help investors assess its operating performance without the impact of Business Support Center restructuring and other special charges. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted operating income and adjusted operating margin financial measures may be different from the adjusted operating income and adjusted operating margin financial measures provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	September 30,
(In thousands)	2013	2012

Operating income - trailing four quarters	$624,924	$573,653
Adjustments to operating income:
Restructuring and other special charges	-	16,773
Costs (benefits) related to unsolicited takeover attempt	-	(1,170)
Multi-employer pension plan withdrawal charges	-	3,404
Adjusted operating income - trailing four quarters	$624,924	$592,660

Average of total assets	$5,556,120	$5,275,305
Average of current liabilities (exclusive of debt)	(523,227)	(515,670)
Average capital employed	$5,032,893	$4,759,635

Return on capital	12.4%	12.5%

The Company believes its return on capital financial measure helps investors assess how effectively it uses the capital invested in its operations. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that the Company’s return on capital financial measure may be different from the return on capital financial measures provided by other companies.

Adjusted Cash from Operations, Adjusted Capital Expenditures, and Free Cash Flow

Reconciliations and computations of adjusted cash from operations, adjusted capital expenditures, and free cash flow:

	Six Months Ended
	September 30,
(In thousands)	2013	2012

Net cash provided by operating activities	$381,194	$263,949

Adjustments to net cash provided by operating activities:
Stock issued for the Employee Stock Purchase Plan	8,797	8,512
Excess tax benefit realized from the exercise of stock options	6,568	4,927
Adjusted cash from operations	396,559	277,388

Capital expenditures	(168,483)	(162,199)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	7,292	4,481
Operating lease buyouts	2,516	1,745
Adjusted capital expenditures	(158,675)	(155,973)

Free cash flow	$237,884	$121,415

Net cash used in investing activities	$(178,805)	$(161,492)
Net cash used in financing activities	$(177,510)	$(99,253)

The Company believes its adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provide investors meaningful insight into its ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. The Company’s free cash flow financial measure has limitations and does not represent the residual cash flow available for discretionary expenditures. Certain non-discretionary expenditures such as payments on maturing debt obligations are excluded from the Company’s computation of its free cash flow financial measure. Non-GAAP financial measures should be read in conjunction with GAAP financial measures, as non-GAAP financial measures are merely a supplement to, and not a replacement for, GAAP financial measures. It should also be noted that the Company’s adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures may be different from the adjusted cash from operations, adjusted capital expenditures, and free cash flow financial measures provided by other companies.

CONTACT:
Airgas, Inc.
Investor & Media Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com
or
Investor Contact:
Joseph Marczely, 610-263-8277
joseph.marczley@airgas.com